Exhibit 10.8

ORLEANS HOMEBUILDERS, INC.

CASH BONUS PLAN FOR GARRY P. HERDLER

(Effective December 5, 2008)

The Orleans Homebuilders, Inc. (the “Company”) Cash Bonus Plan for Garry P. Herdler (the “Plan”), is designed to provide Garry P. Herdler with a performance-based cash bonus as an incentive contingent on the achievement of corporate objectives.

ARTICLE I- DEFINITIONS

1.1           “Board” shall mean the Board of Directors of the Company.

1.2           “Committee” shall mean the Compensation Committee of the Board, or such other committee as may be designated by the Board to act as the administrative committee with respect to the Plan.

1.3           “Participant” shall mean Garry P. Herdler.

1.4           “Performance Targets” shall mean those performance targets which are approved by the Committee, consisting of such corporate financial and other objectives relating to any one or more of the following:   (i) a capital restructuring, (ii) refinancing outstanding debt, (iii) sales or issuance of debt, equity or equity-linked securities, (iv) the receipt of outside investment(s) by the Company or a joint venture in which the Company is a participant, and (v) modification and/or extension of the Company’s existing revolving credit facility.  A copy of the Performance Targets, in the form approved by the Committee, shall be provided to Participant as soon as practicable after such approval by the Committee.

ARTICLE II- ELIGIBILITY AND PARTICIPATION

2.1           Participation in the Plan shall be open only to the Participant.

ARTICLE III- PERFORMANCE GOALS and BONUS AWARD

3.1           An additional performance bonus of $375,000 will be earned by Employee immediately (and payable by the Company as provided in Article IV) if and when the Company achieves any one of the Performance Targets.

3.2           A second additional performance bonus of $375,000 will be earned by Employee immediately (and payable by the Company as provided in Article IV) if and when the Company achieves a second Performance Target.

3.3           The maximum amount of cash that may be awarded under this Plan is $750,000, regardless of whether the Company achieves more than two of the Performance Targets.

ARTICLE IV- PAYMENT OF AWARDS

4.1           At Participant’s sole option, any amounts payable pursuant to Article III shall be payable 100% in cash, or 50% in cash and 50% in fully vested Company common stock (rounded to the nearest whole share with any difference payable in cash), based upon a valuation of $2.75 per share (regardless of future changes in the value of Company common stock) such that up to 136,363 share of fully vested common stock will be issued to Participant if all awards are earned under this Plan and Participant elects to have all such awards payable in Company common stock.

4.2           The Participant shall be eligible to receive a bonus award pursuant to this Plan only if he is employed by the Company on the date the bonus payment is earned.

4.3           For clarification, the Participant payment option described in Section 4.1 shall be determined on a cumulative basis so that, should Participant choose to be paid 100% cash for the first bonus award, Participant could elect to be paid up to 100% in common stock with respect to the second bonus which may be awarded under this Plan.

4.4           Participant shall make any election to receive any award hereunder in cash or common stock by providing the Company with written notice of Participant’s election no later than two business days after the date on which the award is earned.  In the event such notice is not provided within the time period specified, the applicable award shall be paid in cash.  Any amount of bonus earned shall be paid by the Company within five business days of the date on which it is earned.

ARTICLE V- OTHER TERMS AND CONDITIONS

5.1           No person shall have any legal claim to be granted an award under the Plan. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company and no Participant shall have any claim with respect to any specific assets of the Company.

5.2           Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to maintain any Participant’s compensation at any level.

5.3           The Company or any of its subsidiaries will deduct from any award any applicable withholding taxes, whether the bonus is paid in cash or stock; provided, that in the event of payment in stock, the Participant may provide the Company with sufficient cash for the applicable withholding obligation and in such event the Company will not decrease the amount of stock to be issued to Participant for any withholding obligation.

5.4           Unless extended by the Company in its sole discretion, this Plan shall automatically terminate on June 30, 2010 and after such termination the Company shall have no obligation to make any payments pursuant to this Plan except those earned prior to the termination date.  With respect to Participant, this Plan shall be in addition to and not a replacement of the Orleans Homebuilders, Inc. Incentive Compensation Plan.

ARTICLE VI- ADMINISTRATION

6.1           The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

6.2           The Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues.

6.3           No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person’s own fraud or bad faith.

6.4           The place of administration of the Plan shall be in the Commonwealth of Pennsylvania, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Pennsylvania.

6.5           For clarification purposes, any bonuses awarded pursuant to this Plan (including any award that is paid in common stock) shall be considered “Recognized Bonus” for purposes of the Company’s Supplemental Executive Retirement Plan, but shall not be considered when determining Employee’s Average Annual Bonus or Prior Year’s Bonus under Participant’s Employment Agreement with the Company dated February 27, 2007, as it may be amended from time to time.